Exhibit 10.2
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”), made effective as of the 16 day of August, 2006 (the “First Amendment Effective Date”), by and among SUPERIOR WELL SERVICES, INC., a Delaware corporation (“SWS”),, SUPERIOR WELL SERVICES, LTD., a Pennsylvania limited partnership (“Superior”), and BRADFORD RESOURCES, LTD., a Pennsylvania limited partnership (“Bradford”) (SWS, Superior and Bradford are each a “Borrower” and collectively, the “Borrowers”) and CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank (the “Lender”).
BACKGROUND
     A. The Borrowers and the Lender are parties to that certain Credit Agreement dated as of October 18, 2005 (the “Credit Agreement”) pursuant to which the Lender has made a revolving credit facility available to the Borrowers.
     B. The Borrowers have requested the Lender to make a standby term loan facility available to the Borrowers under the Credit Agreement in a maximum principal amount up to $30,000,000, and the Lender is willing to do so upon the terms and conditions set forth in this First Amendment.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, covenant and agree as follows:
SECTION 1. USE OF TERMS; RECITALS
     1.1 Capitalized terms used herein (including the Background above) shall have the same meaning ascribed thereto in the Credit Agreement as amended by this First Amendment, unless otherwise specified herein.
     1.2 The Borrowers acknowledge that the recitals set forth above in the Background above are true and correct and are incorporated herein by reference.
SECTION 2. AMENDMENTS TO THE CREDIT AGREEMENT
     2.1 The following definitions as set forth in Schedule One of the Credit Agreement are amended and restated in their entirety to read as follows:
     “Loan” means individually each Revolving Credit Loan, at all times prior to the Standby Term Loan Conversion Date, each Standby Term Loan Advance, at all times after the Standby Term Loan Conversion Date, the Standby Term Loan, or any other loan, if any, made by the Lender to the Borrowers under this Agreement, and “Loans” means collectively the Revolving Credit Loans, at all times prior to the Standby Term Loan Conversion Date, the Standby Term Loan Advances, at all times after the Standby Term Loan Conversion Date, the Standby Term Loan, and all other loans, if any, made by the Lender to the Borrowers under this Agreement.
     “Notes” means collectively the Revolving Credit Note, the Standby Term Loan Note and all other promissory notes hereafter issued by the Borrowers to the Lender in connection with this Agreement.

     “Obligations” means (i) all indebtedness, loans, advances, debts, liabilities, obligations, indemnities, covenants and duties owing by the Borrowers to the Lender or to any other direct or indirect Subsidiary or Affiliate of the Lender under this Agreement, the Notes, the Collateral Documents, the L/C-Related Documents, the Hedging Contracts and all other Loan Documents, including, without limitation, (A) the aggregate principal indebtedness advanced from time to time by the Lender to the Borrowers under the Credit Agreement, all interest accrued and accruing thereon and all other fees or monetary obligations owed to the Lender under the Credit Agreement or any of the other Loan Documents, (B) all amounts that would become due from the Borrowers to the Lender but for the operation of the automatic stay provisions of §362(a) of the Bankruptcy Code, (C) all Hedging Obligations, (D) all costs incurred by the Lender in commencing or pursuing any enforcement action(s) with respect to the amounts described in clauses (A) through (C), including, without limitation, reasonable attorneys’ fees and disbursements, and (E) any advances reasonably made by the Lender to protect any Collateral, and (ii) all indebtedness and obligations of the Borrowers to the Lender or to any other direct or indirect Subsidiary or Affiliate of the Lender in connection with Banking Services, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor).
     2.2 The following definitions are added to Schedule One of the Credit Agreement in the appropriate alphabetical order:
     “Banking Services” shall mean each and any of the following bank services provided to any Borrower by the Lender or by any other direct or indirect Subsidiary or Affiliate of the Lender: (i) commercial credit cards, and (ii) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Eligible Equipment” means machinery and equipment approved by the Lender for purchase by the Borrowers with the proceeds of the Standby Term Loan Advances for use in the ordinary course of the business operations of the Borrowers, the purchase of which would qualify as a Capital Expenditure.
     “First Amendment to Credit Agreement” means the First Amendment to Credit Agreement made effective as of August 16, 2006 by and among the Borrowers and the Lender.
     “Fixed Charges” means for any Person, for the period of determination determined in accordance with GAAP on a consolidated basis, the sum of (i) Interest Expense, plus (ii) Tax Expense, plus (iii) the current portion of Indebtedness classified as long term debt in accordance with GAAP, plus (iv) without duplication, the current portion of the principal component of required payments of Capital Lease obligations.
     “Fixed Charge Coverage Ratio” means, for the period of determination determined in accordance with GAAP on a consolidated basis, the ratio of (i) EBITDA of SWS and its Subsidiaries, minus Tax Expense, minus $6,000,000, minus payments made by SWS and its Subsidiaries to redeem or otherwise purchase stock of SWS and its Subsidiaries, minus dividends and other distributions made by SWS and its Subsidiaries, to (ii) Fixed Charges of SWS and its Subsidiaries.

     “Notice of Standby Term Loan Advance” shall have the meaning set forth in Section 2.15.
     “Standby Term Loan” shall have the meaning set forth in Section 2.16.
     “Standby Term Loan Advance” shall have the meaning set forth in Section 2.13.
     “Standby Term Loan Commitment” means the commitment of the Lender to make Standby Term Loan Advances in an aggregate amount up to Thirty Million Dollars ($30,000,000.00) and to convert the aggregate principal balance of such Standby Term Loan Advances outstanding on the Standby Term Loan Conversion Date into a single Standby Term Loan.
     “Standby Term Loan Conversion Date” means the earlier to occur of (i) the date the Borrowers have drawn the entire amount of the Standby Term Loan Commitment; and (ii) August 16, 2008.
     “Standby Term Loan Maturity Date” means the day immediately prior to the fifth (5th) anniversary of the Standby Term Loan Conversion Date.
     “Standby Term Loan Note” means the Standby Term Loan Note dated August 16, 2006 in the original principal amount of Thirty Million Dollars ($30,000,000.00) issued by the Borrowers to the Lender, in form and substance satisfactory to the Lender.
     “Unused Standby Term Loan Commitment Fee” shall have the meaning set forth in Section 2.18.
     2.3 New Sections 2.13, 2.14, 2.15, 2.16, 2.17 and 2.18 are added to the Credit Agreement reading as follows:
     Section 2.13 Standby Term Loan Advances. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrowers contained in Article V, the Lender agrees to make, from time to time on and after August ___, 2006 up to and including the Standby Term Loan Conversion Date, advances (each a “Standby Term Loan Advance”) to or for the account of the Borrowers in the aggregate principal amount not to exceed the Standby Term Loan Commitment for the purpose of purchasing ninety percent (90.0%) of the hard purchase cost (excluding shipping, installation, taxes, and other soft costs) of Eligible Equipment by the Borrowers. Each Standby Term Loan Advance is non-revolving such that when it or any portion thereof is repaid it may not be reborrowed, and each Standby Term Loan Advance made by the Lender shall automatically reduce the Standby Term Loan Commitment by the principal amount of such Standby Term Loan Advance.
     Section 2.14 Standby Term Loan Note. The Standby Term Loan Advances shall be evidenced by the Standby Term Loan Note, appropriately completed and signed by the Borrowers. Interest shall accrue and be payable on the outstanding principal balance of each Standby Term Loan Advance at the LIBOR Rate Option.
     Section 2.15 Borrowing Procedures for Standby Term Loan Advances. Each Standby Term Loan Advance shall be made as a LIBOR Rate Tranche in a minimum amount of $200,000 and integral multiples of $100,000 in excess of such amount and for the Interest Period specified by the Borrowers in the applicable Notice of Standby Term Loan Advance, which Interest Period shall be three (3) months if the Borrowers fail to make such a specification. By delivering to the Lender an irrevocable written notice in form and substance satisfactory to the Lender (a “Notice of Standby Term Loan Advance”) on or before 2:00 p.m. (prevailing time in Pittsburgh, Pennsylvania) on a Business Day, the Borrowers may from time to time request, on not less than two nor more than five (5) Business Days’ notice, that a Standby Term Loan Advance be made to the Borrowers subject to the following terms and conditions:
     (i) Each Notice of Standby Term Loan Advance shall be signed by a Responsible Officer of the Borrowers, state the date (which shall be a Business Day) on which the Standby Term Loan Advance is to be made, and specify the principal amount of the requested Standby Term Loan Advance and the Interest Period applicable thereto;
     (ii) Each Notice of Standby Term Loan Advance shall be accompanied by copies of invoices, orders and such other information as may reasonably be requested by the Lender to verify that the requested Standby Term Loan Advance will not exceed ninety percent (90.0%) of the hard purchase cost (excluding shipping, installation, taxes, and other soft costs) of the Eligible Equipment to be purchased by the Borrowers with the proceeds of such Standby Term Loan Advance;
     (iii) The Lender shall have a first priority purchase money security interest in the Eligible Equipment being so purchased, subject to no Liens other than those in favor of the Lender, and the Borrowers shall pay to the Lender all filing fees and other costs, if any, incurred by the Lender in connection with the perfection of such security interest;
     (iv) The requested Standby Term Loan Advance will be made available by deposit to the account of the Borrowers with the Lender; and
     (v) Each Notice of Standby Term Loan Advance shall constitute the representation and warranty of the Borrowers to the Lender that on the date of delivery of such notice to the Lender, and before and after giving effect to the application of the Standby Term Loan Advance requested thereby, (A) all representations and warranties set forth in Article V are true and correct in all material respects as though made on the date of such request, and (B) no Potential Default or Event of Default shall have occurred and be continuing.
     Section 2.16 Conversion of the Standby Term Loan Advances. On the Standby Term Loan Conversion Date, the then aggregate outstanding principal balance of the Standby Term Loan Advances shall be fixed and the Borrowers’ rights to obtain additional Standby Term Loan Advances shall terminate. On the Standby Term Loan Conversion Date, the Lender agrees, subject to the terms and conditions set forth in this Agreement, to convert for the account of the Borrowers the then outstanding aggregate principal balance of the Standby Term Loan Advances to a single amortizing term loan (the “Standby Term Loan”). The Standby Term Loan shall be comprised of one or more LIBOR Rate Tranches and shall bear interest at the LIBOR Rate Option. Interest shall be payable at the times and on the terms specified in Article III or as otherwise provided for in this Agreement. The Standby Term Loan shall be evidenced by the Standby Term Loan Note.
     Section 2.17 Repayment of the Standby Term Loan. (a) Subject to adjustment annually by the Lender in writing to the Borrowers to take into account Hedging Contracts in effect from time to time, the Borrowers agree to pay to the Lender the outstanding principal balance of the Standby Term Loan as follows:
     (i) Commencing on the first day of the first calendar month following the Standby Term Loan Conversion Date and on the first day of each consecutive month occurring thereafter prior to the Standby Term Loan Maturity Date, the Borrowers shall pay to the Lender equal and consecutive monthly installments in an amount equal to one-sixtieth (1/60th) of the outstanding principal balance of the Standby Term Loan on the Standby Term Loan Conversion Date; and
     (ii) On the Standby Term Loan Maturity Date, the Borrowers shall pay to the Lender a final consecutive monthly installment in an amount equal to the then outstanding principal balance of the Standby Term Loan, together with all interest and other charges accrued thereon;
provided, during the period(s) that a Tranche of the Standby Term Loan is classified as a LIBOR Rate Tranche, such Tranche shall mature and become payable in full on the last day of each Interest Period applicable thereto, and subject to the provisions of Section 3.02 regarding continuation and conversion of outstanding Loans, upon such maturity, such Tranche shall automatically be continued as a LIBOR Rate Tranche with an equal Interest Period in an amount equal to the expiring LIBOR Rate Tranche less the principal repayments made to the Lender during the Interest Period applicable to the expiring LIBOR Rate Tranche, provided, however, no portion of the outstanding principal amount of a LIBOR Rate Tranche may be continued as a LIBOR Rate Tranche when an Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing (if the Lender does not otherwise elect to exercise any right to accelerate the Standby Term Loan it is granted under this Agreement), the maturing LIBOR Rate Tranche shall automatically be continued as a Prime Rate Tranche. During the period(s) that the Standby Term Loan is classified as a Prime Rate Tranche, the Borrowers shall make regular payments of principal in amounts equal to the applicable principal repayment amounts set forth in this Section 2.17(a). Notwithstanding the foregoing, the outstanding principal balance of the Standby Term Loan shall be due and payable in full on the Standby Term Loan Maturity Date.
               (b) All provisions of this Agreement relating to LIBOR Rate Tranches (including, without limitation, the provisions of Section 2.05 (Repayments and Prepayments of LIBOR Rate Tranches), the manner in which interest accrues and is payable, as well as any penalties, increased costs or taxes associated with any of the foregoing) shall be applicable to LIBOR Rate Tranches of the Standby Term Loan Advances and the Standby Term Loan except that LIBOR Rate Tranches of the Standby Term Loan Advances and the Standby Term Loan may not be converted into or continued as Prime Rate Tranches or LIBOR Advantage Rate Tranches by the Borrowers.

     Section 2.18 Unused Standby Term Loan Commitment Fee. The Borrowers agree to pay to the Lender a fee (the “Unused Standby Term Loan Commitment Fee”) for each day (based upon a 360-day year and counting the actual number of days elapsed) in an amount equal to the product of (i) the Applicable Margin for the Unused Revolving Credit Commitment Fee as determined by reference to the table set forth on Exhibit “F” attached to this Agreement, multiplied by (ii) the average daily unused portion of the Standby Term Loan Commitment during the period from the effective date of the First Amendment to Credit Agreement up to the Standby Term Loan Conversion Date, computed in arrears on the last Business Day of each calendar month based upon the daily utilization for that calendar month as calculated by the Lender. The Unused Standby Term Loan Commitment Fee shall be payable quarterly in arrears on the last day of each calendar quarter for the immediately preceding calendar quarter (or portion thereof), with the first such payment being due and payable on September 30, 2006, with a final payment on the Standby Term Loan Conversion Date. For purposes of calculating utilization under this Section, the Standby Term Loan Commitment shall be deemed used to the extent of the Standby Term Loan Advances then outstanding. The Unused Standby Term Loan Commitment Fee shall only accrue during the period from the effective date of the First Amendment to Credit Agreement up to the Standby Term Loan Conversion Date.
     2.4 Section 7.01(b) is amended and restated in its entirety to read as follows:
     (b) Adjusted Tangible Net Worth. The Borrowers will not permit the Adjusted Tangible Net Worth of SWS and its Subsidiaries, on a consolidated basis, to be less than $75,000,000 at any time through April 30, 2006. From and after May 1, 2006, the Borrowers will not permit the Adjusted Tangible Net Worth of SWS and its Subsidiaries, on a consolidated basis, to be less than the sum of (i) $85,000,000, plus (ii) an amount equal to all proceeds from the sale of stock or other securities of the Borrowers, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates of the Borrowers in connection therewith, plus (iii) on a cumulative basis, fifty percent (50.0%) of the Net Income of SWS and its Subsidiaries, on a consolidated basis, for the Fiscal Year ending December 31, 2006 and each Fiscal Year thereafter. Adjusted Tangible Net Worth will be tested at the end of each Fiscal Quarter of SWS; and
     2.5 A new Section 7.01(c) is added to the Credit Agreement reading as follows:
     (c) Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio of SWS and its Subsidiaries, on a consolidated basis, to be less than 1.2 to 1.0 at any time. The Fixed Charge Coverage Ratio of SWS and its Subsidiaries, on a consolidated basis, shall be tested at the end of each Fiscal Quarter of SWS, and calculated for the four (4) consecutive Fiscal Quarters then ended, treating each such rolling period of four (4) consecutive Fiscal Quarters as one accounting period.
     2.6 The meaning ascribed to “Loan Documents” in the Credit Agreement is hereby amended to the extent necessary to expressly incorporate in such meaning this First Amendment.

SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS
     3.1 The Borrowers hereby ratify, confirm and reaffirm, without condition, all the terms and conditions of the Credit Agreement and the other Loan Documents to which they are a party and agree that they continue to be bound by the terms and conditions thereof as amended by this First Amendment. Except as specifically amended by this First Amendment, the Credit Agreement shall remain in full force and effect in accordance with its terms. This First Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction of the Borrowers’ indebtedness and obligations under the Credit Agreement, and the Credit Agreement as herein modified shall continue in full force and effect. The Borrowers further confirm that they have no defense, set-off, recoupment or counterclaim against their obligations under the Credit Agreement, and such obligations are absolute and unconditional.
     3.2 The Borrowers hereby ratify, confirm, reaffirm and restate the grant and conveyance of all liens and security interests granted by the Borrowers to the Lender in the Collateral pursuant to the Collateral Documents, and such liens and security interests continue to secure the Obligations, including, without limitation, the Standby Term Loan and all Standby Term Loan Advances. The Borrowers further agree and confirm that the term “Obligations” includes within the meaning thereof, and encompasses, all of the indebtedness and obligations of the Borrowers to the Lender under the Standby Term Loan Note and the Credit Agreement as amended by this First Amendment.
     3.3 The Borrowers represent and warrant to the Lender that:
     (i) this First Amendment, the Standby Term Loan Note and each of the other documents and instruments executed and delivered in connection herewith (collectively, the “First Amendment Documents”) have been duly executed and delivered by the Borrowers and constitute the legal, valid and binding obligations of the Borrowers enforceable in accordance with their terms;
     (ii) the representations and warranties set forth within Article V of the Credit Agreement continue to be true and correct in all material respects as of the First Amendment Effective Date except to the extent that (A) such representations and warranties expressly relate to an earlier date, or (B) such representations and warranties have changed, and such changes have been previously disclosed in writing to the Lender and are reflected on revised schedules to the Credit Agreement attached to this First Amendment;
     (iii) no Event of Default or Potential Default has occurred and is continuing on the First Amendment Effective Date;
     (iv) no Material Adverse Effect has occurred since the Closing Date, and no event or events shall have occurred and be continuing on the First Amendment Effective Date which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and
     (v) Each Borrower has the power and authority to execute, deliver and perform the First Amendment Documents to which it is a party. Each Borrower has taken all necessary action (including, without limitation, obtaining approval of its stockholders, if necessary) to authorize its execution, delivery and performance of the First Amendment Documents to which it is a party. No consent, approval or authorization of, or declaration or filing with, any Authority, and no consent of any other Person, is required in connection with any Borrower’s execution, delivery and performance of the First Amendment Documents to which it is a party, except for those already duly obtained. No Borrower’s execution, delivery or performance of the First Amendment Documents to which it is a party conflicts with, or constitutes a violation or breach of, or constitutes a default under, or results in the creation or imposition of any Lien upon the property of such Borrower by reason of the terms of (A) any contract, mortgage, lease, agreement, indenture or instrument to which such Borrower is a party or which is binding upon it, (B) any law or regulation or order or decree of any court applicable to such Borrower, or (C) the certificate or articles of incorporation or by-laws of such Borrower.
     3.4 The Borrowers agree to pay the costs and reasonable fees of counsel of the Lender incurred in preparing and closing this First Amendment and consummating the transactions contemplated hereby.
SECTION 4. CONDITIONS PRECEDENT
     4.1 The amendments set forth in this First Amendment shall become effective as of the First Amendment Effective Date provided each of the following conditions has been satisfied or effectively waived by the Lender:
     (i) The representations and warranties set forth in Section 3.3 of this First Amendment shall be true and correct as of the First Amendment Effective Date.
     (ii) Contemporaneously with or prior to the execution hereof, the Borrowers shall deliver, or cause to be delivered, to the Lender:
     (A) The Standby Term Loan Note, duly executed by the Borrowers;
     (B) An Amended and Restated Security Agreement in the form of Exhibit “A” attached hereto, duly executed by the Borrowers;
     (C) A Guarantor Acknowledgment and Confirmation in the form of Exhibit “B” attached hereto, duly executed by the Guarantor;
     (D) As to SWS, a certificate of its secretary or assistant secretary dated the First Amendment Effective Date and certifying as to (i) true copies of its Articles of Incorporation and Bylaws, and all amendments thereto, as in effect on the First Amendment Effective Date, (ii) true copies of all action taken by its Board of Directors in authorizing the execution, delivery and performance of this First Amendment, the Standby Term Loan Note, and the other First Amendment Documents, and (iii) the names and true signatures of its officers authorized to execute and deliver this First Amendment, the Standby Term Loan Note and the other First Amendment Documents to which it is a party;
     (E) As to each of Superior and Bradford, a certificate of its general partner dated the First Amendment Effective Date and certifying as to (A) true copies of its Certificate of Limited Partnership and Limited Partnership Agreement, and all amendments thereto, as in effect on the First Amendment Effective Date, (B) true copies of all action taken by its partners in authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby, and specifically authorizing confession of judgment provisions, and (3) the names and true signatures of the Persons authorized to execute and deliver First Amendment, the Standby Term Loan Note and the other First Amendment Documents to which it is a party;
     (F) The opinion of Vinson & Elkins, LLP, counsel for the Borrowers, addressed to the Lender, in form and substance satisfactory to the Lender; and
     (G) Such other documents, instruments and certificates reasonably required by the Lender and its counsel in connection with the transactions contemplated by this First Amendment.
     (iii) All legal details and proceedings in connection with the transactions contemplated by this First Amendment shall be satisfactory to counsel for the Lender, and the Lender shall have received all such originals or copies of such documents as the Lender may request.
SECTION 5. MISCELLANEOUS
     5.1 This First Amendment shall be construed in accordance with, and governed by the internal laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws principles.
     5.2 All notices, communications, agreements, certificates, documents or other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Credit Agreement and the other Loan Documents without making specific reference to this First Amendment, but nevertheless all such references shall be deemed a reference to the Credit Agreement and the other Loan Documents as respectively amended by this First Amendment unless the context requires otherwise. All references to the Credit Agreement and the other Loan Documents in any document, instrument or agreement executed in connection with the Credit Agreement and the other Loan Documents shall be deemed to refer to the Credit Agreement and the other Loan Documents as respectively amended by this First Amendment unless the context requires otherwise.
     5.3 This First Amendment shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of the Borrowers and the Lender. The Borrowers may not assign any of their rights or obligations hereunder without the prior written consent of the Lender.
     5.4 This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this First Amendment or any notice, communication, agreement, certificate, document or other instrument in connection with the Credit Agreement and the other Loan Documents shall be effective as delivery of an executed original counterpart thereof.
     5.5 Each Borrower releases, waives and forever discharges and relieves the Lender and its Subsidiaries and Affiliates and the officers, directors, agents, attorneys and employees of each

(hereinafter “Releasees”) from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, defenses, offsets, costs or expenses (including attorneys’ fees) of any kind, character or nature whatsoever, vested or contingent, at law, in equity or otherwise (collectively, “Claims”), which such Borrower ever had, now has, or which may result from the past or present state of things, against or related to Releasees. Each Borrower agrees to assume the risk of releasing any and all unknown, unanticipated or misunderstood Claims hereby.
     5.6 THE BORROWERS REAFFIRM AND RESTATE THE PROVISIONS OF SECTION 9.02 OF THE CREDIT AGREEMENT WHEREBY THE BORROWERS GRANTED THE LENDER THE POWER TO CONFESS JUDGMENT AGAINST THE BORROWERS UPON THE OCCURRENCE OF CERTAIN EVENTS, AND THE PROVISIONS OF SECTION 10.09 OF THE CREDIT AGREEMENT WHEREBY THE BORROWERS WAIVED THE RIGHT TO A TRIAL BY JURY, SUCH PROVISIONS BEING INCORPORATED HEREIN BY REFERENCE TO THE SAME EXTENT AS IF REPRODUCED HEREIN IN THEIR ENTIRETY EXCEPT REFERENCES TO THE CREDIT AGREEMENT SHALL BE DEEMED REFERENCES TO THIS FIRST AMENDMENT.
******SIGNATURES APPEAR ON THE FOLLOWING PAGE******

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused their duly authorized officers to execute and deliver this First Amendment to Credit Agreement the day and year first above written.

SUPERIOR WELL SERVICES, INC.

By:	/s/ Thomas W. Stoelk

Title:	Vice President & Chief Financial Officer

SUPERIOR WELL SERVICES, LTD.
By:	Superior GP, L.L.C., Its sole general partner

	By:	/s/ Thomas W. Stoelk

	Title:	Vice President & Chief Financial Officer

BRADFORD RESOURCES, LTD.
By:	Superior GP, L.L.C., Its sole general partner

	By:	/s/ Thomas W. Stoelk

	Title:	Vice President & Chief Financial Officer

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Joseph King

Title:	Senior Vice President